Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Park City Group, Inc. of our report dated September 28, 2020, relating to our audits of the consolidated financial statements for the years ended June 30, 2020 and 2019, which appears in Park City Group’s Annual Report on Form 10-K for the year ended June 30, 2020.

/s/ Haynie & Company
Haynie & Company
Salt Lake City, Utah
April 12, 2021